CLARUS CORPORATION TERMINATES ACQUISITION NEGOTIATIONS; SECURITIES TO BE
DELISTED FROM NASDAQ

     STAMFORD, Conn., Sept. 30, 2004 -- Clarus Corporation (Nasdaq: CLRS) today announced that it had terminated its previously announced negotiations to acquire a significant operating company. As a result of the termination of such negotiations, the Company will be unable to fulfill previously disclosed conditions imposed by the Nasdaq Listing Qualifications Panel (the "Panel") for
the Company's securities to remain listed on the Nasdaq National Market set forth in the Panel's letter of September 20, 2004.

     The September 20th letter stated that, pursuant to the Company's request, the Panel had decided to permit the Company's common stock to remain listed on the Nasdaq National Market through September 30, 2004, provided that, among other requirements, on or before September 30, 2004, the Company submitted to
Nasdaq a copy of a definitive agreement for the acquisition of an operating entity and on or before November 10, 2004, consummated the acquisition. Prior to receipt of the September 20th letter, and as previously disclosed, the Panel had determined that due to concerns raised under Nasdaq Marketplace Rules 4300 and
4300(a)(3) regarding the Company's status as a "public shell," the Company's securities would be delisted on September 8, 2004, unless on or before September
8, 2004, the Company submitted to Nasdaq a copy of a definitive agreement for the acquisition of an operating entity and on or before September 15, 2004, consummated the acquisition. The Company considered those earlier deadlines impractical and formally requested their extension, which was granted by the
Panel in its September 20th letter. Although after receiving the September 20th letter the Company diligently continued its negotiations with the seller to finalize an agreement, it was unable to do so. Because those efforts have been terminated, the Company will be unable to comply with the Panel's requirements, and therefore anticipates that the Company's securities will be delisted from the Nasdaq National Market after September 30, 2004, pursuant to the Panel's
September 20th letter. The Company will take a charge against earnings in the third quarter to reflect the write-off of expenses associated with the negotiation of the proposed acquisition.

     "We are disappointed that despite our diligent efforts, we were unable to reach a definitive agreement with respect to this transaction. While we will therefore be unable to comply with the deadlines established by the Panel, we will nonetheless continue in our efforts to redeploy the Company's assets and use its substantial cash and net operating loss carry-forwards to enhance stockholder value," said Warren B. Kanders, the Company's Executive Chairman of the Board.

     "Following delisting from Nasdaq, if and when the Company consummates a suitable transaction, we intend to list our securities on an appropriate national exchange," continued Mr. Kanders.

     There is no assurance that the Company will be able to consummate a suitable transaction, and if it does so, whether the Company would be able to list its securities on a national exchange.

     The Company's common stock is currently subject to acquisition restrictions in order to help assure the preservation of its net operating loss carry-forwards. The Company's certificate of incorporation generally restricts direct and indirect acquisitions of its equity securities if such acquisition will affect the percentage of the Company's capital stock owned by a 5%
stockholder, as defined in the certificate of incorporation.

     Because the delisting of the Company's securities from Nasdaq is being made pursuant to Marketplace Rules 4300 and 4330(a)(3), the Company's securities are not eligible for immediate quotation on the OTC Bulletin Board (the "OTCBB") or the Pink Sheets Electronic Quotation Service (the "Pink Sheets") and application for listing must be made by a market-maker using the standard listing procedures. The Company has not determined whether it intends at a future date to coordinate with a market-maker in the Company's securities in order to initiate trading of the Company's common stock on either the OTCBB or the Pink
Sheets. However, the Company fully intends to remain compliant with its reporting requirements under the Securities Exchange Act of 1934, as amended
(the "Exchange Act").

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act. Information in this release includes Clarus' beliefs, expectations, intentions and strategies regarding
Clarus and its future. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value. All forward-looking statements contained in this release are based on information available to Clarus as of the date of this release and
Clarus assumes no obligation to update the forward-looking statements contained herein.